NEWS RELEASE

The Hartford Reports Third Quarter 2013 Financial Results

•	Core earnings* increased 17% to $505 million, or $1.03 per diluted share, compared with $433 million, or $0.90 per diluted share, in third quarter 2012

•	Net income of $293 million, or $0.60 per diluted share, compared with $13 million, or $0.01 per diluted share, in third quarter 2012

•	Property & Casualty (P&C) combined ratio, before catastrophes and prior year development*, improved to 92.8 from 96.3 in third quarter 2012

•	Standard Commercial renewal written pricing increased 8% in third quarter 2013, consistent with the last four quarters

•	31% Japan variable annuity annualized full surrender rate and 20% in the U.S. for third quarter 2013

•	Common equity and warrant share repurchases totaled $241 million during the quarter

HARTFORD, Conn., October 28, 2013 – The Hartford (NYSE:HIG) reported core earnings of $505 million for the three months ended Sept. 30, 2013 (third quarter 2013), up 17% from $433 million in third quarter 2012. Core earnings per diluted share rose 14% to $1.03 from $0.90 in third quarter 2012. The improvement from the prior year quarter was principally due to higher core earnings in P&C Commercial, Group Benefits, Talcott Resolution and Corporate.

The company reported third quarter 2013 net income of $293 million, or $0.60 per diluted share, which included realized capital losses of $105 million, after-tax, principally from variable annuity (VA) hedging programs, and an unlock charge of $67 million after-tax. Third quarter 2012 net income totaled $13 million, or $0.01 per diluted share, which included realized capital gains of $62 million, after-tax, principally from VA hedging programs, and an unlock charge of $79 million, after-tax. Third quarter 2012 net income was also impacted by a net loss of $388 million, after-tax, related to the company's sale of its Individual Life business.

“The Hartford’s third quarter and year-to-date results demonstrate our significant progress transforming the company,” said The Hartford’s Chairman, President and CEO Liam E. McGee. “Margins are improving in our go-forward businesses, contributing to a 17% year-over-year increase in core earnings, and the company continues to reduce its overall risk profile. We are ahead of plan in executing the strategy we outlined in March 2012 and, with continued strong surrenders in Talcott, the variable annuity block is running off faster than anticipated.”
*Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP").

“With our focus on margin improvement, pricing in Property & Casualty Standard Commercial was a strong 8%, consistent with the past four quarters, and Group Benefits has meaningfully improved profitability over the last several quarters. Overall Property & Casualty written premiums were up 2%, with 2% growth in Small Commercial and Middle Market and 3% growth in Consumer Markets. Consumer Markets grew written premiums for the fourth consecutive quarter while expanding underlying margins. We are also pleased that Mutual Funds generated 35% sales growth and solid fund performance this quarter,” added McGee.

CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	Sept. 30 2013	Sept. 30 2012	Change[2]
Core earnings (losses):
Property & Casualty	$263	$275	(4)%
Group Benefits	$36	$23	57%
Mutual Funds	$18	$19	(5)%
Sub-Total	$317	$317	—%
Talcott Resolution	$204	$192	6%
Corporate	($16)	($76)	79%
Core earnings	$505	$433	17%
Net income	$293	$13	NM
Net income available to common shareholders per diluted share[1]	$0.60	$0.01	NM
Weighted average diluted common shares outstanding	490.6	482.7	2%
Core earnings available to common shareholders per diluted share[1]	$1.03	$0.90	14%

[1]	Includes dilutive potential common shares and, in second quarter 2012, assumed conversion of preferred shares

[2]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Third quarter 2013 net income and core earnings included the following items that increased net income and core earnings by a total of $87 million, after-tax, or $0.18 per diluted share, compared with items that increased net income and core earnings by a total of $133 million, after-tax, or $0.28 per diluted share, in third quarter 2012:

•
Third quarter 2013 catastrophe losses favorable to the company's forecast by $43 million, after-tax, or $0.09 per diluted share compared with third quarter 2012 catastrophe losses favorable to forecast by $68 million, after-tax, or $0.14 per diluted share;

•
Third quarter 2013 unfavorable prior year loss and loss adjustment expense reserve development (PYD) of $11 million, after-tax, or $0.02 per diluted share, compared with third quarter 2012 favorable PYD of $21 million, after-tax, or $0.04 per diluted share;

•	A third quarter 2013 benefit of $18 million, after-tax, or $0.04 per diluted share, from the resolution of items under the company's spin-off agreement with its former parent;

•	A $37 million, after-tax, or $0.08 per diluted share, third quarter 2013 insurance recovery from the company's insurers for past legal expenses associated with closed litigation; and

•	Core earnings of $44 million, or $0.09 per diluted share, in third quarter 2012 from the Retirement Plans and Individual Life businesses that were sold in first quarter 2013.

PROPERTY & CASUALTY (CONSOLIDATED)
Third Quarter 2013 Highlights:

•	Combined ratio, before catastrophes and PYD, improved to 92.8 from 96.3 in third quarter 2012

•	Written premiums grew 2% over third quarter 2012

•	Core earnings declined 4% from third quarter 2012 due to higher catastrophe losses and unfavorable PYD

PROPERTY & CASUALTY
($ in millions)	Three Months Ended
	Sept. 30 2013	Sept. 30 2012	Change
Underwriting gain*	$95	$115	(17)%
Investment income	$296	$295	—%
Core earnings	$263	$275	(4)%
Net income	$264	$282	(6)%
Expense ratio	28.1	27.3	(0.8)
Combined ratio	96.2	95.4	(0.8)
Combined ratio before catastrophes and PYD	92.8	96.3	3.5
PYD, before tax	$17	$(33)	NM
Current accident year catastrophe losses, before tax	$66	$10	NM
Written premiums	$2,556	$2,512	2%

Third quarter 2013 P&C (Consolidated) net income was $264 million and core earnings were $263 million, decreases of 6% and 4%, respectively, from third quarter 2012. The decreases were primarily due to higher catastrophe losses in P&C Commercial and Consumer Markets and less favorable PYD in Consumer Markets, partially offset by an increase in current accident year margins before catastrophes. Third quarter 2013 combined ratio and underwriting gain were 96.2 and $95 million, respectively, compared with 95.4 and $115 million in third quarter 2012, reflecting the impact of these items.

Catastrophe losses totaled $66 million, before tax, in third quarter 2013, including $11 million, before tax, of unfavorable development on first half 2013 catastrophe losses. Third quarter 2012 catastrophe losses totaled $10 million, before tax, net of favorable development on first half 2012 catastrophe losses of $19 million, before tax.

Unfavorable PYD totaled $17 million, before tax, in third quarter 2013 compared with favorable PYD of $33 million, before tax, in third quarter 2012. Unfavorable PYD in third quarter 2013 included unfavorable PYD of $26 million from P&C Commercial and $2 million from P&C Other Operations. These amounts were partially offset by favorable PYD of $11 million from Consumer Markets, principally reflecting favorable PYD on catastrophes, including Storm Sandy.

Before catastrophes and PYD, the P&C (Consolidated) third quarter 2013 combined ratio improved to 92.8 compared with 96.3 in third quarter 2012, reflecting pricing and underwriting initiatives in the P&C Commercial and Consumer Markets segments.

Third quarter 2013 written premiums increased 2% over the prior year period, reflecting 1% growth in P&C Commercial Markets and 3% growth in Consumer Markets.

P&C Commercial
Third Quarter 2013 Highlights:

•	Underwriting gain improved to $30 million compared with $14 million in third quarter 2012 due to better current accident year results partially offset by higher catastrophes and unfavorable PYD

•	Standard Commercial renewal written pricing increased 8% in third quarter 2013, consistent with the last four quarters

•	Middle Market workers’ compensation and property written pricing each increased 9% during third quarter 2013

P&C COMMERCIAL
($ in millions)	Three Months Ended
	Sept. 30 2013	Sept. 30 2012	Change
Underwriting gain	$30	$14	114%
Combined ratio	98.1	99.1	1.0
Combined ratio before catastrophes and PYD	93.3	97.5	4.2
Small Commercial	87.1	92.6	5.5
Middle Market	95.9	100.7	4.8
Specialty	103.0	105.0	2.0
Written premiums	$1,567	$1,552	1%
Standard commercial price increases	8%	8%	—

P&C Commercial underwriting gain was $30 million in third quarter 2013, a 114% increase from $14 million in third quarter 2012 due to better current accident year results in each of its three businesses (Small Commercial, Middle Market and Specialty), partially offset by higher catastrophe losses and an increase in unfavorable PYD. Third quarter 2013 catastrophe losses totaled $48 million, before tax, compared with $10 million, before tax, in third quarter 2012. The increase in catastrophe losses was largely driven by unfavorable development on second quarter 2013 catastrophes of $26 million before tax.

Unfavorable PYD increased to $26 million, before tax, in third quarter 2013 compared with $15 million, before tax, in third quarter 2012. Unfavorable PYD in third quarter 2013 was largely due to increased losses on commercial auto, which was largely offset by favorable development on general liability, workers’ compensation and prior year catastrophes. The company has experienced increased claims frequency and large loss severity, particularly in its Specialty Commercial auto book, and has taken actions to non-renew specific programs and policies to address this issue.

The combined ratio before catastrophes and PYD improved to 93.3 in third quarter 2013 compared with 97.5 in third quarter 2012, reflecting improved underwriting margins in Small Commercial, Middle Market and Specialty driven by the company's pricing and underwriting initiatives since mid-year 2011. Before catastrophes and PYD, the third quarter 2013 combined ratio for Small Commercial was 87.1, a significant improvement from 92.6 in third quarter 2012, while Middle Market also improved to 95.9 from 100.7 in third quarter 2012 and Specialty improved to 103.0 from 105.0 in third quarter 2012.

Renewal written pricing in Standard Commercial, which is comprised of Small Commercial and Middle Market, remained strong in third quarter 2013, with rate increases in all business lines. Renewal written pricing increased 8% in Standard Commercial, consistent with the last four quarters. Middle Market renewal written pricing increases averaged 8%, including increases of 9% in both Middle Market workers' compensation and property.

Written premiums grew 1% from $1,552 million in third quarter 2012 to $1,567 million in third quarter 2013, driven by growth in Small Commercial and Middle Market, which were each up 2%. Written premium growth reflects higher pricing on renewals in Small Commercial, stronger new business production in Middle Market and strong retention in both business lines. New business premium for Small Commercial and Middle Market totaled $222 million, up 14% from $195 million in third quarter 2012 driven by Middle Market property and general liability. Policy count retention in Small Commercial was 81% in third quarter 2013 compared with 84% in third quarter 2012. Middle Market policy count retention for third quarter 2013 was 80%, an improvement from 78% in third quarter 2012.

Consumer Markets
Third Quarter 2013 Highlights:

•	Combined ratio, excluding catastrophes and PYD, improved 2.2 points to 91.1 from 93.3 in third quarter 2012

•	Written premiums rose 3% compared with third quarter 2012

•	Policies in force grew sequentially for the third consecutive quarter

•	AARP licensing agreement extended through January 1, 2023

CONSUMER MARKETS
($ in millions)	Three Months Ended
	Sept. 30 2013	Sept. 30 2012	Change
Underwriting gain	$75	$110	(32%)
Combined ratio	91.9	87.9	(4.0)
Combined ratio before catastrophes and PYD	91.1	93.3	2.2
Written premiums	$988	$960	3%

Consumer Markets underwriting gain of $75 million in third quarter 2013, a 32% decline from third quarter 2012 due to higher current accident year catastrophe losses and less favorable PYD. Before catastrophes and PYD, the third quarter 2012 combined ratio improved 2.2 points to 91.1 from 93.3 in the prior year period, driven by earned pricing increases exceeding loss costs in auto and homeowners.

Third quarter 2013 current accident year catastrophe losses totaled $18 million, before tax, compared with $0 million in third quarter 2012. Third quarter 2012 included $24 million of favorable development on 2012 prior quarter catastrophe losses that entirely offset third quarter 2012 catastrophes of $24 million, before tax. Similarly, third quarter 2013 included $17 million, before tax, of favorable development on 2013 prior quarter catastrophes that partially offset $35 million, before tax, of current quarter catastrophes. Favorable PYD, largely from prior year catastrophe losses, was $11 million, before tax, in third quarter 2013 compared with favorable PYD of $49 million, before tax, in third quarter 2012, principally from auto liability.

The auto combined ratio, before catastrophes and PYD, was 96.8 in third quarter 2013, 3.3 points better than 100.1 in third quarter 2012 as a result of earned pricing increases and moderate liability and physical damage loss cost trends. Homeowners combined ratio, before catastrophes and PYD, was 77.6, 0.6 points better than 78.2 in third quarter 2012 due to earned pricing increases and favorable non-catastrophe weather and non-weather claim frequency.

Third quarter 2013 written premiums rose 3% from third quarter 2012 as a result of increasing premium retention, higher renewal written price increases and higher new business premium. Third quarter 2013 premium retention for auto and homeowners each increased by 1 point to 88% and 92%, respectively. Third quarter 2013 renewal written price increase averaged 5% in auto and 8% in homeowners, up 1 point and 2 points, respectively, compared with 4% and 6%, respectively, in third quarter 2012. New business premium totaled $135 million, 16% higher than third quarter 2012 new business premium of $116 million due to strong auto new business in AARP Agency and AARP Direct.

During the quarter, The Hartford announced an extension of its agreement with AARP to offer home and auto insurance products to its members. The Hartford's relationship with AARP now runs through January 1, 2023, and marks the fourth extension of the program since the program's inception in 1984.

P&C Other Operations

Third quarter 2013 underwriting loss was $10 million compared with $9 million in third quarter 2012. Third quarter 2013 results included unfavorable PYD of $2 million, before tax, while third quarter 2012 had unfavorable PYD of $1 million, before tax.

GROUP BENEFITS
Third Quarter 2013 Highlights:

•	Core earnings of $36 million, up 57% from $23 million in third quarter 2012, due to improved group long-term disability results

•	After-tax core earnings margin of 3.9% improved significantly compared with 2.2% in third quarter 2012

•	Loss ratio improved 2.6 points from third quarter 2012 to 76.7% driven by improving long-term disability pricing and loss trends

GROUP BENEFITS
($ in millions)	Three Months Ended
	Sept. 30 2013	Sept. 30 2012	Change
Fully insured premiums¹	$817	$926	(12%)
Loss ratio	76.7%	79.3%	2.6
Core earnings	$36	$23	57%
[1] Fully insured ongoing premiums excludes buyout premiums and premium equivalents

Group Benefits third quarter 2013 net income rose 3% to $31 million compared with $30 million in third quarter 2012. Although core earnings improved significantly, the increase was offset by an unfavorable change in after-tax net realized capital gains (losses) of $12 million. Core earnings, which exclude realized capital gains and losses, were $36 million in third quarter 2013, a 57% increase compared with $23 million in third quarter 2012, due to improved group long-term disability results.

The loss ratio of 76.7% in third quarter 2013 compared with 79.3% in third quarter 2012, a 2.6 point improvement. The group disability loss ratio, which includes both short-term and long-term disability, improved by 3.6 points to 87.9% from 91.5% in third quarter 2012, reflecting improved pricing and favorable long-term disability recoveries and incidence trends.

In third quarter 2013, fully insured premiums in Group Benefits were $817 million, a 12% decrease compared with $926 million in third quarter 2012. The reduction in premiums was primarily due to new business and renewal pricing discipline, the non-renewal of the largest account in this segment due to pricing and other considerations, and management actions on the Association block of business.

MUTUAL FUNDS
Third Quarter 2013 Highlights:

•Mutual Funds gross sales rose 35% versus third quarter 2012

•	Core earnings were $18 million, down 5% compared with $19 million in third quarter 2012

•	Total Mutual Funds assets under management totaled $66.8 billion at Sept. 30, 2013, up 9% since Sept. 30, 2012

MUTUAL FUNDS
($ in millions)	Three Months Ended
	Sept. 30 2013	Sept. 30 2012	Change
Core earnings	$18	$19	(5%)
Total Mutual Funds sales	$3,787	$2,798	35%
Total Mutual Funds net flows	$(645)	$(782)	(18%)
Total Mutual Funds assets under management	$66,759	$61,282	9%
Average Mutual Funds assets under management	$65,183	$60,313	8%
Annuity assets under management	$25,638	$26,839	(4%)
Total assets under management	$92,397	$88,121	5%
Average assets under management	$90,953	$87,176	4%

Third quarter 2013 net income and core earnings for Mutual Funds were comparable to third quarter 2012 due to higher revenue from the change in average assets under management, offset by increased expenses. The change in operating expenses was driven by higher variable distribution-related expenses combined with increased marketing and advertising expenses.

Total assets under management rose 5% to $92.4 billion at Sept. 30, 2013 from $88.1 billion at Sept. 30, 2012 due to 9% growth in Mutual Funds assets during that time period, partially offset by a 4% decline in Annuity assets, reflecting surrender activity on the company's U.S. VA block. Mutual Funds assets under management increased due to strong sales and market appreciation, partially offset by redemptions. During third quarter 2013, Mutual Funds sales rose 35% to $3.8 billion from $2.8 billion in the third quarter 2012 while net outflows declined to $0.6 billion, compared with $0.8 billion in third quarter 2012.

TALCOTT RESOLUTION
Third Quarter 2013 Highlights:

•	Japan VA annualized full surrender rate of 31% and U.S. VA of 20% in the quarter

•	Core earnings of $204 million, after-tax, included Enhanced Surrender Value (ESV) program cost of $11 million, after-tax and deferred acquisition costs (DAC)

•	Net charge for annual assumptions study of $59 million, after-tax

TALCOTT RESOLUTION
($ in millions)	Three Months Ended
	Sept. 30 2013	Sept. 30 2012	Change
Core earnings	$204	$192	6%
Net income (loss)	$7	$(121)	NM
U.S. VA annualized full surrender rate[1]	20.3%	10.4%	9.9
Japan VA annualized full surrender rate[1]	30.8%	3.0%	27.8
U.S. VA account value	$61,512	$66,707	(8%)
Japan VA account value	$22,846	$28,725	(20%)
[1] Full surrender rate represents full contract liquidation; excludes partial withdrawals

Talcott Resolution third quarter 2013 net income was $7 million compared with net loss of $121 million in third quarter 2012. The third quarter 2013 net income included the following significant items, which are not included in core earnings:

•
Net realized capital losses of $123 million, after-tax and DAC, principally from International VA hedging programs but also including a $49 million, after-tax, benefit on the fair value liability for U.S. VA living benefits;

•	Total unlock charge of $67 million, after-tax, including a $108 million charge from the company's annual assumptions study; and

•	Loss from discontinued operations of $6 million, after-tax, from the sale of the company's U.K. VA business, which is expected to close by year-end 2013;

The annual assumptions update study in third quarter 2013 resulted in a charge to net income of $59 million, after-tax, compared with a benefit of $93 million, after-tax, in third quarter 2012. The third quarter 2013 charge included an unlock of $108 million, after-tax, resulting from faster runoff of U.S. VA account values due to elevated surrender rates, and the impact of persistently low interest rates on U.S. fixed annuities. The third quarter 2013 assumptions update study also resulted in a realized capital gain of $49 million, after-tax, driven by the decline in the value of future benefit guarantees on U.S. variable annuities due to elevated surrender rates.

Talcott Resolution third quarter 2013 core earnings were $204 million, a 6% increase compared with $192 million in third quarter 2012 due to higher U.S. and International Annuity core earnings. Third quarter 2012 included core earnings from the Individual Life and Retirement Plans businesses which were sold in January 2013; these businesses generated third quarter 2012 core earnings of $44 million. Core earnings rose despite the loss of earnings from these sold businesses principally because of lower DAC amortization, lower taxes, and higher limited partnership and other alternative investment income compared with the prior year quarter. Limited partnership and other alternative investment income totaled $22 million, before tax, for the segment in third quarter 2013 compared to $6 million, before tax, in third quarter 2012. These favorable items in the third quarter of 2013 were partially offset by the cost of the 2013 Enhanced Surrender Value (ESV) program, which totaled $11 million, after-tax and DAC, in third quarter 2013.

Third quarter 2013 U.S. VA annualized full surrender rate increased to 20.3% compared with 10.4% in third quarter 2012. The ESV program and other initiatives contributed approximately 6 points to the third quarter 2013 full surrender rate. The increase in the U.S. VA surrender rate reflects the improved moneyness level and aging of the block. At Sept. 30, 2013, approximately 91% of contracts with living benefit guarantees were out-of-the-money. This compares with 74% of contracts at Sept. 30, 2012. Average moneyness of 9% for contracts in-the-money remained relatively flat year-over-year.

U.S. VA account values declined to $61.5 billion at Sept. 30, 2013 from $66.7 billion at Sept. 30, 2012 due to negative net flows of $14.0 billion over the period, partially offset by strong U.S. equity market appreciation.

The Japan VA annualized full surrender rate was 30.8% in third quarter 2013, down slightly from 34.8% in second quarter 2013 but up materially from 3.0% in third quarter 2012. The year-over-year increase in the Japan VA surrender rate was due to the improved moneyness level of the book and a decrease in the percentage of the book subject to surrender charges. At Sept. 30, 2013, approximately 53% of the contracts with living benefit guarantees were out-of-the-money, a substantial improvement from 2% of contracts at Sept. 30, 2012. Average moneyness was 5% for contracts in-the-money at Sept. 30, 3013 compared to 19% at Sept. 30, 2012.

Due largely to the increase in surrenders, Japan VA account values declined by 20% to $22.8 billion at Sept. 30, 2013 from $28.7 billion at Sept. 30, 2012 principally due to net negative flows of $6.0 billion.

CORPORATE

Net loss in Corporate totaled $28 million in third quarter 2013 compared with a net loss of $196 million in third quarter 2012. Third quarter 2012 net loss included a $118 million, after-tax, loss related to the sale of the Individual Life business. In addition, third quarter 2013 net loss and core losses included an $18 million, after-tax, benefit from the resolution of items under The Hartford's spin-off agreement with its former parent company and a $37 million, after-tax, insurance recovery from the company's insurers for past legal expenses associated with closed litigation.

Third quarter 2013 Corporate core losses totaled $16 million, a $60 million decrease from core losses of $76 million in third quarter 2012 due principally to those two items, as well as lower interest expense as a result of debt repayments and refinancing. Interest expense totaled $94 million, before tax, in the quarter, a decrease of 14% from $109 million, before tax, in third quarter 2012 due to the Allianz debt refinancing in April 2012 and $1.3 billion of debt repayments in second and third quarter 2013.

INVESTMENTS
Third Quarter 2013 Highlights:

•	Annualized pre-tax investment yield of 4.2%, consistent with third quarter 2012

•
Annualized pre-tax investment yield, excluding limited partnerships and other alternative investments, was 4.1%, before tax, up from 4.0% in third quarter 2012, excluding the Individual Life and Retirement Plans businesses that were sold in January 2013

•	Net impairment losses including mortgage loan loss reserves totaled $26 million, before tax, down from $37 million, before tax, in third quarter 2012

INVESTMENTS
($ in millions)	Three Months Ended
Amounts presented before tax	Sept. 30 2013	Sept. 30 2012	Change
Net investment income, excluding trading securities	$812	$1,028	(21%)
Net impairment losses including mortgage loan loss reserves	$26	$37	(30%)
Annualized investment yield[1]	4.2%	4.2%	—
Annualized investment yield, excluding limited partnerships and other alternative investments	4.1%	4.2%	(0.1)
Annualized investment yield, excluding Retirement Plans, Individual Life and limited partnerships and other alternative investments	4.1%	4.0%	0.1

[1] Yields, before tax, calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, repurchase agreement and dollar roll collateral, and consolidated variable interest entity non-controlling interests. Yield calculations for all periods exclude income and assets associated with the disposal of the U.K. variable annuity business.

Third quarter 2013 net investment income, excluding trading securities associated with the company's Japan VA block, totaled $812 million, before tax, an approximately 1% increase over third quarter 2012, adjusted for the sales of the Individual Life and Retirement Plans businesses, due to higher investment income on limited partnerships and other alternative investments.

Annualized investment yield, before tax, which includes limited partnerships and other alternative investments, was 4.2% in third quarter 2013, up approximately 15 basis points compared with third quarter 2012, adjusted for the sales of the Individual Life and Retirement Plans businesses. Limited partnership and other alternative investments generated before tax income of $46 million for an annualized return of 6% in third quarter 2013 compared with $28 million, before tax, for an annualized return of 4% in third quarter 2012.

Annualized investment yield, excluding limited partnerships and other alternative investments, increased to 4.1%, before tax, in third quarter 2013 compared to 4.0% in third quarter 2012, excluding the impact of the sold businesses. The portfolio yield increased due to a modest allocation increase to higher yielding asset classes during 2013. During the quarter, new money yields were comparable to the yield on securities that matured or were sold during third quarter 2013.

Net impairment losses for third quarter 2013, including mortgage loan loss reserves, totaled $26 million, before tax, compared with $37 million, before tax, in third quarter 2012.

Total invested assets, excluding trading securities associated with the company's Japan VA block, were $80.7 billion as of Sept. 30, 2013 compared with $105.3 billion at Dec. 31, 2012, and declined principally due to the sales of the Retirement Plans and Individual Life businesses and the impact of higher interest rates on invested assets, which are recorded at market value.

Net unrealized gains on available-for-sale securities were $1.8 billion as of Sept. 30, 2013, down from $6.2 billion at Dec. 31, 2012, with $1.4 billion of the decrease resulting from the sales of the Retirement Plans and Individual Life businesses and the balance primarily driven by rising interest rates and wider credit spreads in certain sectors.

STOCKHOLDERS’ EQUITY

($ in millions)	As of
	Sept. 30 2013	Jun. 30 2013	Dec. 31 2012
Stockholders' equity	$18,928	$19,013	$22,447
Stockholders' equity (ex. AOCI)¹	$18,945	$18,939	$19,604
Book value per diluted share	$38.87	$38.59	$45.80
Book value per diluted share (ex. AOCI)*	$38.91	$38.44	$40.00
[1] Accumulated other comprehensive income (AOCI)

The Hartford’s stockholders’ equity was $18.9 billion as of Sept. 30 2013, a decrease of $3.5 billion, or 16%, from $22.4 billion as of Dec. 31, 2012, principally due to the decrease in AOCI from $2.8 billion at Dec. 31, 2012 to $0.0 billion at Sept. 30, 2013. During the first nine months of 2013, shareholders' equity was also reduced by net losses of $138 million, share and warrant repurchases totaling $408 million and common and preferred dividends of $168 million.

The company repurchased 7.5 million common shares and 0.5 million share warrants totaling $241 million during third quarter 2013, bringing total 2013 repurchases to $408 million through Sept. 30, 3013. The company has $842 million of equity repurchase authorization remaining under the $1.25 billion equity repurchase plan.

Issued common shares totaled 490.9 million and diluted common shares totaled 486.9 million at Sept. 30, 2013 compared with 469.7 million and 490.1 million, respectively, at Dec. 31, 2012. The increase in common shares issued was due to the April 1, 2013 conversion of the company's $575 million of Mandatory Convertible Preferred Stock, Series F into 21.2 million shares of common equity.

Book value per diluted common share was $38.87 as of Sept. 30, 2013, a decrease of 15% compared with $45.80 as of Dec. 31, 2012, and an increase of 1% compared with $38.59 as of June 30, 2013. Excluding AOCI, book value per diluted common share* declined 3% to $38.91 as of Sept. 30, 2013, compared with $40.00 as of Dec. 31, 2012, and increased 1% compared with $38.44 as of June 30, 2013.

CONFERENCE CALL

The Hartford will discuss its third quarter 2013 financial results in a webcast on Tuesday, Oct. 29, 2013 at 9 a.m. EDT. The webcast, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford's website at
http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EDT on Oct. 29, 2013.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2013 and 10-Q filing for the quarter ended Sept. 30, 2013, which are both available at http://ir.thehartford.com.

ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.
From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contact                    Investor Contact
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

Thomas Hambrick                    Sean Rourke
860-547-9746                        860-547-5688
thomas.hambrick@thehartford.com            sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended Sept. 30, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,488	$817	$—	$32	$—	$3,337
Fee income	—	14	171	521	2	708
Net investment income (loss)
Securities available-for-sale and other	296	96	—	414	6	812
Equity securities, trading [1]	—	—	—	878	—	878
Total net investment income	296	96	—	1,292	6	1,690
Other revenues	68	—	—	—	—	68
Net realized capital gains (losses)	2	(8)	—	(151)	(5)	(162)
Total revenues	2,854	919	171	1,694	3	5,641
Benefits, losses, and loss adjustment expenses	1,690	637	—	412	—	2,739
Benefits, losses, and loss adjustment expenses – returns credited on international variable annuities [1]	—	—	—	878	—	878
Amortization of deferred policy acquisition costs	308	8	11	267	—	594
Insurance operating costs and other expenses	494	237	132	175	(60)	978
Interest expense	—	—	—	—	94	94
Restructuring and other costs	1	—	(1)	1	14	15
Total benefits and expenses	2,493	882	142	1,733	48	5,298
Income (loss) from continuing operations before income taxes	361	37	29	(39)	(45)	343
Income tax expense (benefit)	98	6	10	(52)	(17)	45
Income (loss) from continuing operations	263	31	19	13	(28)	298
Income (loss) from discontinued operations, after tax	1	—	—	(6)	—	(5)
Net income (loss)	264	31	19	7	(28)	293
Less: Unlock benefit, after tax	—	—	—	(67)	—	(67)
Less: Restructuring and other costs, after tax	(1)	—	1	(1)	(9)	(10)
Less: Income (loss) from discontinued operations, after tax	1	—	—	(6)	—	(5)
Less: Loss on extinguishment of debt, after tax	—	—	—	—	—	—
Less: Net gain (loss) on dispositions, after tax	—	—	—	—	—	—
Less: Net realized capital gains (losses), after tax and DAC, excluded from core earnings	1	(5)	—	(123)	(3)	(130)
Core earnings (losses)	$263	$36	$18	$204	$(16)	$505

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended Sept. 30, 2012
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,494	$926	$—	$(19)	$—	$3,401
Fee income	—	15	148	901	45	1,109
Net investment income (loss)
Securities available-for-sale and other	295	98	(1)	628	8	1,028
Equity securities, trading [1]	—	—	—	635	—	635
Total net investment income (loss)	295	98	(1)	1,263	8	1,663
Other revenues	64	—	—	—	—	64
Net realized capital gains	16	11	1	58	9	95
Total revenues	2,869	1,050	148	2,203	62	6,332
Benefits, losses, and loss adjustment expenses	1,694	746	—	829	1	3,270
Benefits, losses, and loss adjustment expenses – returns credited on international variable annuities [1]	—	—	—	635	—	635
Amortization of deferred policy acquisition costs	313	9	8	236	—	566
Insurance operating costs and other expenses	471	257	112	317	57	1,214
Reinsurance loss on dispositions	—	—	—	415	118	533
Interest expense	—	—	—	—	109	109
Restructuring and other costs	1	1	1	33	17	53
Total benefits and expenses	2,479	1,013	121	2,465	302	6,380
Income (loss) from continuing operations before income taxes	390	37	27	(262)	(240)	(48)
Income tax expense (benefit)	106	7	9	(119)	(44)	(41)
Income (loss) from continuing operations	284	30	18	(143)	(196)	(7)
Income (loss) from discontinued operations, after tax	(2)	—	—	22	—	20
Net income (loss)	282	30	18	(121)	(196)	13
Less: Unlock charge, after tax	—	—	—	(79)	—	(79)
Less: Restructuring and other costs, after tax	(1)	—	(1)	(21)	(11)	(34)
Less: Income (loss) from discontinued operations, after tax	(2)	—	—	22	—	20
Less: Net reinsurance loss on dispositions, after tax				(270)	(118)	(388)
Less: Net realized capital gains and other, after tax and DAC, excluded from core earnings	10	7	—	35	9	61
Core earnings (losses)	$275	$23	$19	$192	$(76)	$433
[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	Three Months Ended
	Sept. 30 2013	Sept. 30 2012	Change
Core earnings (losses):
P&C Commercial	$176	$161	9%
Consumer Markets	68	93	(27)%
P&C Other Operations	19	21	(10)%
Total Property & Casualty	263	275	(4)%
Group Benefits	36	23	57%
Mutual Funds	18	19	(5)%
Sub-total	317	317	—%
Talcott Resolution	204	192	6%
Corporate	(16)	(76)	79%
CONSOLIDATED CORE EARNINGS	505	433	17%
Add: Unlock charge, after tax	(67)	(79)	(15)%
Add: Restructuring and other costs, after tax	(10)	(34)	(71)%
Add: Income (loss) from discontinued operations, after tax	(5)	20	(125)%
Add: Net reinsurance loss on dispositions, after tax	—	(388)	(100)%
Add: Net realized capital gains (losses), after tax and DAC, excluded from core earnings	(130)	61	NM
Net income	$293	$13	NM
PER SHARE DATA
Diluted earnings (losses) per common share
Core earnings available to common shareholders and assumed conversion of preferred shares	$1.03	$0.90	14%
Less: Difference arising from shares used for the denominator between net loss and core earnings	—	—	NM
Add: Unlock charge, after tax	(0.14)	(0.17)	(18)%
Add: Restructuring and other costs, after tax	(0.02)	(0.07)	(71)%
Add: Income (loss) from discontinued operations, after tax	(0.01)	0.05	(120)%
Add: Net reinsurance loss on dispositions, after tax	—	(0.84)	(100)%
Add: Net realized capital gains (losses), after tax and DAC, excluded from core earnings	(0.26)	0.12	NM
Less: Assumed conversion of preferred dividends	—	(0.02)	(100)%
Net income available to common shareholders	$0.60	$0.01	NM
NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for the third quarter of 2013, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI as of September 30, 2013 and December 31, 2012 is set forth below.

	As of
	Sept. 30 2013	Dec. 31 2012	Change
Book value per diluted common share, including AOCI	$38.87	$45.80	(15)%
Less: Per diluted share impact of AOCI	$(0.04)	$5.80	(101)%
Book value per diluted common share, excluding AOCI	$38.91	$40.00	(3)%

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100% demonstrates a positive underwriting result. A combined ratio above 100% indicates a negative underwriting result. The combined ratio before catastrophes and prior year development represents the combined ratio for the current accident year, excluding the impact of catastrophes and prior year development. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and prior year development is provided in the table below.

	Three Months Ended
	Sept. 30 2013	Sept. 30 2012
P&C Commercial
Combined ratio	98.1	99.1
Catastrophe ratio	2.3	0.5
Non-catastrophe prior year development	2.4	1.1
Combined ratio before PYD & catastrophes	93.3	97.5

Consumer Markets
Combined ratio	91.9	87.9
Catastrophe ratio	1.1	(0.7)
Non-catastrophe prior year development	(0.3)	(4.7)
Combined ratio before PYD & catastrophes	91.1	93.3

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, loss on extinguishment of debt, gains and losses on business disposition transactions, certain restructuring charges and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income for the quarterly periods ended September 30, 2013 and 2012, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended September 30, 2013.
Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss)per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly periods ended September 30, 2013 and 2012 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting gain (loss): The Hartford's management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended September 30, 2013 and 2012, is set forth below.

	Three Months Ended
	Sept. 30 2013	Sept. 30 2012
P&C Commercial
Net income	$174	$164
Less: Income (loss) from discontinued operations	1	(2)
Less: Net realized capital gains (losses)	(1)	10
Add: Income tax expense	62	54
Less: Net servicing income	5	5
Less: Other income	(29)	(31)
Less: Net investment income	230	222
Underwriting gain	$30	$14

Consumer Markets
Net income	$68	$94
Less: Net realized capital gains	1	2
Add: Income tax expense	32	45
Less: Net servicing income	5	2
Less: Other income	(14)	(13)
Less: Net investment income	33	38
Underwriting gain	$75	$110

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company's current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, a sustained low interest rate environment, higher tax rates, and other potentially adverse developments on financial, commodity and credit markets and consumer spending and investment and the effect of these events on our returns in investment portfolios and our hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with our capital management plan and our strategic realignment to focus on our property and casualty, group benefits and mutual fund businesses, place our Individual Annuity business into run-off and the sales of the Individual Life, Woodbury Financial Services, Retirement Plans and U.K. variable annuity businesses; the risks, challenges and uncertainties associated with actions beyond the capital management plan and strategic realignment, which may include acquisitions, divestitures or restructurings, and the potential that any such actions may negatively impact our business, financial condition, results of operations and liquidity; execution risk related to the continued reinvestment of our investment portfolios and refinement of our hedge program for our run-off annuity block; the future capital self-sufficiency of the company's Talcott Resolution businesses; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the uncertain effects of emerging claim and coverage issues; the company's ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the impact on our statutory capital of various factors, including many that are outside the company's control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company's financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company's financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company's evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company's ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company's potential exposure for asbestos and environmental claims; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company's ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which, among other effects, vests a Financial Stability Oversight Council with the power to designate “systemically important” institutions, requires central clearing of, and/or imposes margin and capital requirements on, derivatives transactions, and created a new “Federal Insurance Office” within the U.S. Department of the Treasury; unfavorable judicial or legislative developments; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company's products, operating costs and required capital levels; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company's ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing relationships; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements; the impact of any future errors in financial reporting; the company's ability to protect its intellectual property and defend against claims of infringement; the company's ability to implement its capital plan; and other factors described in such forward-looking statements and other factors described in The Hartford's 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Form 10-Q/A and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.